EXHIBIT 99.3

NONSTATUTORY STOCK OPTION AGREEMENT

Grant Date:                                                                                      <<Grant Date>>

Grantee ("Employee")                                                                   <<Participant Name>>

Aggregate Number of Shares Subject to Option:                     <<Number of Stock_Options>>

Option Price:                                                                                    $<<Grant_Price>>

Expiration:                                                                                        Ten (10) years

This NONSTATUTORY STOCK OPTION AGREEMENT ("Agreement") is made as of <<Grant Date>> between HALLIBURTON COMPANY, a Delaware corporation, and <<Participant Name>> ("Employee").  Halliburton Company and its subsidiaries or affiliated companies are collectively referred to herein as the "Company").

To carry out the purposes of the Halliburton Company Stock and Incentive Plan (the "Plan"), by affording Employee the opportunity to purchase shares of Halliburton Company common stock, par value $2.50 per share ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1.
Grant of Option. The Company hereby irrevocably grants to Employee the right and option to purchase all or any part of the number of shares of Stock set forth above at the option price indicated below (the "Option"), on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

2.
Option Price. The purchase price of Stock to be paid by Employee pursuant to the exercise of this Option shall be <<Grant_Price>> per share, which has been determined to be not less than the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, the fair market value of Stock shall be determined in accordance with the provisions of the Plan.

3.
Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised by the Employee submitting online or phone instructions to the Company's Stock Plan Administrator at any time and from time to time after the date of grant hereof. Except as otherwise provided herein, this Option shall be exercisable in accordance with the vesting details for this grant displayed in the Distribution Schedule in the Employee's account at www.NetBenefits.Fidelity.com and so long as Employee has not ceased to actively provide services as an employee, unless otherwise determined by the Company in its sole discretion.  For the avoidance of doubt, Employee's "Termination Date" for purposes of this Option will be deemed to occur as of the date Employee is no longer actively providing services as an employee and will not be extended by any notice period or "garden leave" that may be required contractually or under applicable law, unless otherwise determined by the Company in its sole discretion.

This Option may not be sold, assigned, pledged, exchanged, hypothecated, encumbered, disposed of, or otherwise transferred, except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the U.S. Internal Revenue Code (the "Code") or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order, and may be exercised during Employee's lifetime only by Employee, Employee's guardian or legal representative, or a transferee under a qualified domestic relations order or similar order.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of such rights contrary to the provisions hereof or in the Plan, this Option and such rights shall immediately become null and void. This Option may be exercised only while Employee remains an employee of the Company, subject to the following exceptions:

(a)
If Employee's employment with the Company terminates by reason of disability (as determined by the Company), this Option may be exercised in full by Employee (or Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee after termination by reason of disability) at any time during the period ending on the earlier of the Expiration Date (as defined below) or the third anniversary of the date of Employee's termination of employment.

(b)
If Employee dies while in the employ of the Company, Employee's estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option in full at any time during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee's death.

(c)
In the event Employee's employment is terminated for any other reason, including retirement, upon the recommendation of applicable management of the Company and/or business unit, the Committee which administers the Plan (the "Committee") or its delegate, as appropriate, may, in the Committee's or such delegate's sole discretion, approve the retention of this Option, in which case the Option may be exercised by Employee at any time during the period ending on the Expiration Date, but only as to the number of shares of Stock Employee was entitled to purchase on the date of such exercise in accordance with the schedule set forth above.  If, after retention of the Option pursuant to this subparagraph (c) has been approved, Employee should die, this Option may be exercised in full by Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee's death.

(d)
If Employee's employment with the Company terminates for any reason and the provisions in subparagraphs (a) through (c) above are not applicable, this Option may be exercised by Employee only on stock market trading days during the 90 calendar days following Employee's termination date, (which 90-day period shall not be extended by any notice period that may be specified under contract or applicable law with respect to such termination, including any "garden leave" or similar period, except as may otherwise be permitted by the Company in its sole discretion), or by Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during a period of six months following Employee's death if Employee dies during such 90-day period, but in each case only as to the number of shares of Stock Employee was entitled to purchase hereunder upon exercise of this Option as of the Termination Date, unless otherwise be permitted by the Company in its sole discretion.

This Option shall not be exercisable in any event prior to the expiration of six months from the date of grant hereof or after the expiration of ten years from the date of grant hereof (the "Expiration Date") notwithstanding anything hereinabove contained.  If the Expiration Date or the last day of the applicable period provided in subparagraphs (a) through (d) above occurs on a date when the stock market is closed, the option must be exercised prior to the market close on the last stock market trading day preceding such date.  Any Option not exercised by such date shall be automatically forfeited.

The purchase price of Stock for the exercised Option and any applicable taxes shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order delivered the Company's Stock Plan Administrator), (b) by delivering to the Company's Stock Plan Administrator shares of Stock having a fair market value equal to the purchase price, or (c) by a combination of cash or Stock. Payment may also be made by providing instructions to the Company's Stock Plan Administrator to exercise an Option and to simultaneously sell a sufficient number of shares of Stock resulting from the exercised Option; the Company's Stock Plan Administrator will deliver directly to the Company that portion of the sales proceeds representing the exercise price and any applicable taxes customarily withheld by the Company. No fraction of a share of Stock shall be issued by the Company's Stock Plan Administrator upon exercise of an Option or accepted by the Administrator in payment of the purchase price thereof; rather, any remaining balance of sale proceeds over the exercise price and taxes withheld shall be paid to Employee, subject to any applicable laws.  Unless and until such Stock shall have been issued by the Company's Stock Plan Administrator to Employee, Employee (or the person permitted to exercise this Option in the event of Employee's death) shall not be, or have any of the rights or privileges of, a shareholder of the Company with respect to Stock acquirable upon an exercise of this Option.

Any cross-border remittance made to exercise this Option (or to transfer proceeds received upon the sale of Stock) must be made through a locally authorized financial institution or registered foreign exchange agency and may require Employee to provide to such entity certain information regarding the transaction.  Employee further understands and agrees that the Company and any related company are neither responsible for any foreign exchange fluctuations between Employee's local currency and the United States Dollar that may affect the value of this Option (or the calculation of income or taxes, social contributions, or other charges thereunder) nor liable for any decrease in the value of Stock or this Option.

4.
Withholding of Tax.  As a condition to the grant, vesting, and exercise of this Option and to the extent that the exercise of this Option, the holding or disposition of shares of Stock acquired by exercise of this Option, the receipt of dividends (if any), or any other action in connection with this Option or the Stock results in any applicable income tax or withholdings, social contributions, hypothetical withholding, required deductions, or other charges or payments under tax laws or regulations or pursuant to Company policy or business practice, then in any such case, Employee shall deliver to the Company at the time of such exercise or disposition, as the case may be, such amount of money or shares of Stock as the Company may require to meet its withholding obligation under applicable tax laws and regulations, and Company policies or business practices; and if Employee fails to do so, the Company is hereby authorized by Employee to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax or hypothetical withholding to be withheld by reason of such resulting income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding out of any cash or shares of Stock distributable to Employee upon such exercise. Regardless of any action the Company or employer may take with respect to any or all such taxes, social contributions, hypothetical withholding or other charges, Employee acknowledges that the ultimate liability for all such amounts is and remains Employee's responsibility and may exceed the amount actually withheld.  Employee further acknowledges that the Company does not commit to and is under no obligation to structure the terms or any aspect of the Option to reduce or eliminate Employee's liability for such amounts or achieve any particular tax result.  Applicable laws may require varying Stock or Option valuation methods for purposes of calculating taxes, social contributions, or other charges, and Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or taxes, social contributions, or other charges that may be required of Employee under applicable laws.  Also, if Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant tax event, Employee acknowledges that the Company and/or employer (or former employer, as applicable) may be required or determine that it is appropriate to withhold or account for such amounts in more than one jurisdiction, including through deductions or other charges for hypothetical withholding.

5.
Status of Stock. The Company shall not be obligated to issue any Stock pursuant to any Option at any time, when the offering of the Stock covered by such Option has not been registered under the Securities Act of 1933, as amended (the "Act") and such other country, federal or state laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration. The Company intends to use reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel to the Company constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Stock purchased under this Option.

6.
Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of and is actively providing services to Halliburton Company and its subsidiaries or affiliated companies, or a corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, as appropriate, and its determination shall be final.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of Halliburton Company and its subsidiaries or affiliated companies for any particular period of time.  This Agreement shall not interfere in any way with the Company's right to terminate Employee's employment at any time.  Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Employee's employment contract, if any, and do not guarantee either Employee's right to receive any future grants under such Agreement or the Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

7.
Data Privacy.  In order to perform its obligations under the Plan or for the implementation and administration of the Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Employee.  Such data includes, but is not limited to Employee's name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries' contact information.  Employee explicitly consents to the collection, transfer (including to third parties in Employee's home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award.  Employee understands that refusal or withdrawal of consent may affect Employee's ability to participate in the Plan or to realize benefits from the Option.  At all times, the Company shall maintain the confidentiality of Employee's personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties and such actions will be undertaken by the Company only in accordance with applicable law.

8.
Mode of Communications.  Employee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that Halliburton Company and its subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the Company's email system or by reference to a location on the Company's intranet or website or a website of the Company's agent administering the Plan.  By accepting this Option, whether electronically or otherwise, Employee also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Option in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

9.
Committee's Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

11.
Compliance with Laws. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Stock pursuant to any Option, at any time, if the offering of the Stock covered by such Option, or the exercise of an Option by an Employee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.  Furthermore, Employee understands that the laws of the country in which he/she is working or residing at the time of grant, holding, vesting, and/or exercise of this Option or at ownership or the subsequent sale of shares of Stock granted to Employee under this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or may subject Employee to additional terms and conditions or procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to this Option.  Such requirements may include but are not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Stock or any bank or brokerage account, the subsequent sale of Stock, and the receipt of any dividends.  The Company also reserves the right to impose other requirements on Employee's participation in the Plan and any Stock acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate administration of the Plan.  Such requirements and other terms and conditions to this Option may be described in but are not limited to the attached Country-Specific Addendum, which constitutes part of this Agreement.

12.
Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law.  For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted for resolution through the Halliburton Dispute Resolution Program, which Program's last step is final and binding arbitration.

13.
Other Terms. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the Agreement shall be reformed and construed so that it would be enforceable to the maximum extent legally possible, and if it cannot be so reformed and construed, as if such unenforceable provision, or part thereof, had never been contained herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

HALLIBURTON COMPANY

[Missing Graphic Reference]

By

Jeffrey  A. Miller
President and Chief Executive Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS, INCLUDING THE 90 DAY CONDITION SET FORTH IN SECTION 3(d), SET FORTH IN THIS NONSTATUTORY STOCK OPTION AGREEMENT DATED <<Grant Date>>.

<<Electronic Signature>>

<<Acceptance Date>>

OPTINT517